Exhibit 1.1
ENERGY TRANSFER EQUITY, L.P.
$1,800,000,000 7.500% Senior Notes due 2020
UNDERWRITING AGREEMENT
September 15, 2010
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. Incorporated
Wells Fargo Securities, LLC
Banc of America Securities LLC
Citigroup Global Markets Inc.
UBS Securities LLC,
   As Representatives of the
   several Underwriters (the “Representatives”),
c/o	Credit Suisse Securities (USA) LLC (“Credit Suisse”) Eleven Madison Avenue New York, New York 10010-3629
Dear Sirs:
     1. Introductory. Energy Transfer Equity, L.P., a Delaware limited partnership (the “Partnership”), agrees with the several Underwriters named in Schedule A hereto (the “Underwriters”) to issue and sell to the several Underwriters $1,800,000,000 principal amount of its 7.500% Senior Notes due 2020 (“2020 Notes” or the “Offered Securities”), to be issued under an indenture, to be dated on or around September 20, 2010, between the Partnership and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented through the Closing Date (the “Indenture”). The general partner of the Partnership is LE GP, LLC, a Delaware limited liability company (the “General Partner” and, together with the Partnership, the “Partnership Entities”); the Partnership Entities, Energy Transfer Partners, L.L.C., a Delaware limited liability company (“ETP GP LLC”), Energy Transfer Partners GP, L.P., a Delaware limited partnership (“ETP GP LP”), Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), ETE GP Acquirer LLC, a Delaware limited liability company (“ETE GP Acquirer”), ETE Services Company, LLC, a Delaware limited liability company (“ETE Services”), Regency GP LLC, a Delaware limited liability company (“Regency GP LLC”), Regency GP LP, a Delaware limited partnership, and Regency Energy Partners LP, a Delaware limited partnership (“Regency”), are hereinafter collectively sometimes referred to as the “Energy Transfer Entities.”
     The Partnership hereby agrees with the several Underwriters as follows:
     2. Representations and Warranties of the Partnership. The Partnership represents and warrants to, and agrees with, the several Underwriters that:
     (a) Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Partnership has filed with the Commission an “automatic shelf registration statement” (as defined in Rule 405) on Form S-3 (No. 333-164414), including a related prospectus or prospectuses, covering the registration of the offer and sale of the Offered Securities under the Securities Act, which became effective upon filing with the Commission. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Date. For purposes of this definition, 430B

Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.
     For purposes of this Agreement:
     “430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).
     “430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.
     “Applicable Time” means 3:30 p.m. (Eastern time) on the date of this Agreement.
     “Closing Date” has the meaning defined in Section 3 hereof.
     “Commission” means the United States Securities and Exchange Commission.
     “Effective Date” of the Registration Statement relating to the Offered Securities means the most recent date on which the Registration Statement became effective.
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
     “Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Securities Act.
     “General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.
     “Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Partnership’s records pursuant to Rule 433(g).
     “Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.
     “Rules and Regulations” means the rules and regulations of the Commission.
     “Securities Act” means the United States Securities Act of 1933, as amended.
     “Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Securities Act, the Exchange Act, the Trust Indenture Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange and the NASDAQ Stock Market (“Exchange Rules”).
     “Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.
     “Trust Indenture Act” means the United States Trust Indenture Act of 1939, as amended.

     Any reference to the Registration Statement, any Statutory Prospectus, any preliminary prospectus, the Final Prospectus or any Issuer Free Writing Prospectus shall be deemed to refer to and include the documents, if any, incorporated by reference, or deemed to be incorporated by reference, therein, including, unless the context otherwise requires, the documents, if any, filed as exhibits to such incorporated documents. Any reference herein to the terms “amend,” “amendment” or “supplement,” with respect to the Registration Statement, any Statutory Prospectus, any preliminary prospectus, the Final Prospectus or any Issuer Free Writing Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act on or after the initial effective date of the Registration Statement, or the date of such Statutory Prospectus, such preliminary prospectus, the Final Prospectus or such Issuer Free Writing Prospectus, as the case may be, and deemed to be incorporated therein by reference. Any reference herein to financial statements and schedules and other information that is “contained,” “included” or “stated” (or other references of like import) in the General Disclosure Package (as defined herein), including the preliminary prospectus supplement) or Final Prospectus shall be deemed to mean and include all such financial statements and schedules and other information that are incorporated by reference in the General Disclosure Package or Final Prospectus, as the case may be. Unless otherwise specified, a reference to a “Rule” is to the indicated rule under the Securities Act..
     (b) Compliance with Securities Act Requirements. (i) (A) On the Effective Date, (B) at the Applicable Time relating to the Offered Securities and (C) on the Closing Date, the Registration Statement conformed and will conform in all respects to the requirements of the Securities Act, the Trust Indenture Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all respects to the requirements of the Securities Act, the Trust Indenture Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Partnership by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.
     (c) Ineligible Issuer Status; Well-Known Seasoned Issuer. (i) At the earliest time after the filing of the Registration Statement that the Partnership or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Offered Securities and (ii) at the date of this Agreement, the Partnership was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Partnership or any subsidiary of the Partnership in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Partnership in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Securities Act and not being the subject of a proceeding under Section 8A of the Securities Act in connection with the offering of the Offered Securities, all as described in Rule 405. The Partnership has been since the time of the initial filing of the Registration Statement, and continues to be, a “well-known seasoned issuer” as defined in Rule 405, including not having been an “ineligible issuer” as defined in Rule 405 at any such time or date.
     (d) General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the preliminary prospectus supplement, dated September 15, 2010, including the base prospectus, dated January 20, 2010 (which is the most recent Statutory Prospectus distributed to investors generally), and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Partnership by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.
     (e) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Partnership notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Partnership has promptly notified or will promptly notify the Representatives and (ii) the Partnership has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.
     (f) Capitalization. As of the date of this Agreement, the Partnership has an authorized and outstanding equity capitalization as set forth in the section of the preliminary prospectus supplement entitled “Capitalization” (including any similar sections or information, if any, contained in any free writing prospectus), and, as of the Closing Date, the Partnership shall have an authorized and outstanding capitalization as set forth in the section of the Final Prospectus entitled “Capitalization” (including any similar sections or information, if any contained in any Issuer Free Writing Prospectus). All of the issued and outstanding general partner interests, incentive distribution rights, limited partner interests, limited liability company interests and other securities of the Energy Transfer Entities have been duly authorized and are validly issued and are fully paid (to the extent of such entity’s limited liability company or limited partnership agreement) and non-assessable (except as such nonassessability may be affected by the Delaware Limited Liability Company Act (the “Delaware LLC Act”) or the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)), have been issued in compliance with all applicable Securities Laws and were not issued in violation of any preemptive right, resale right, right of first refusal or similar right. No further approval or authority of the security holders of the Board of Directors of the General Partner are required for the offering and sale of the Offered Securities. The Partnership’s Certificate of Limited Partnership and the Third Amended and Restated Agreement of Limited Partnership, as amended by Amendment No. 1 and Amendment No. 2 to such agreement, each as incorporated by reference as exhibits to the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as further amended by Amendment No. 3 to such agreement, as incorporated by reference as an exhibit to the Partnership’s Current Report on Form 8-K filed with the Commission on June 2, 2010, have been duly authorized and approved in accordance with the Delaware LP Act and are in full force and effect.
     (g) Formation and Qualification of the Energy Transfer Entities. Each of the Energy Transfer Entities has been duly formed and is validly existing and in good standing as a limited partnership or limited liability company, as the case may be, under the laws of its respective jurisdiction of formation, with full partnership or limited liability company power and authority to own, lease and operate its properties and conduct its business as described in the General Disclosure Package and (i) in the case of the General Partner, to act as the general partner of the

Partnership, (ii) in the case of ETP GP LLC, to act as the general partner of ETP GP LP, (iii) in the case of ETP GP LP, to act as the general partner of ETP, (iv) in the case of Regency GP LLC, to act as the general partner of Regency GP LP, (v) in the case of Regency GP LP, to act as the general partner of Regency Energy Partners LP, and (vi) in the case of the Partnership, to issue and deliver the Offered Securities in accordance with and upon the terms and conditions set forth in this Agreement and the Indenture, and to execute, deliver and perform its obligations under this Agreement, the Indenture and the Offered Securities.
     (h) Foreign Qualification and Registration. Each of the Energy Transfer Entities is duly registered or qualified to do business as a foreign limited partnership or limited liability company, as the case may be, and is in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such registration or qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. A “Material Adverse Effect” means (i) a material adverse effect on the condition (financial or other), business, properties, results of operations or prospects of the Energy Transfer Entities taken as a whole, (ii) prevent or materially interfere with the consummation of the transactions contemplated by this Agreement, the Indenture or the Offered Securities, including the offering, on a timely basis; or (iii) subject the limited partners of the Partnership, ETP or Regency to any material liability or disability; insofar as the foregoing representation relates to the registration or qualification of each Energy Transfer Entity, the applicable jurisdictions are set forth on Schedule C hereto.
     (i) Corporate Structure. The entities listed on Schedule D hereto are the only wholly owned subsidiaries, direct or indirect, of the Partnership, ETP or Regency; other than these subsidiaries, the Partnership, ETP and Regency do not own, directly or indirectly, any shares of stock or any other equity interests or long-term debt securities of any corporation, firm, partnership, joint venture, association or other entity other than a 49.9% and .1% member interest held indirectly by Regency and ETP, respectively, in Midcontinent Express Pipeline LLC, a Delaware limited liability company (“MEP”), a 50% member interest held indirectly by ETP in Fayetteville Express Pipeline LLC, a Delaware limited liability company (“FEP”), a 50% member interest held indirectly by ETP in Energy Transfer Water Solutions JV, LLC, a Delaware limited liability company (“Water Solutions”), a 50% interest held indirectly by ETP in Fermaca Pipeline Anahauc, S. del R.L. de C.V., a Mexico limited liability company (sociedad responsabilidad de capital variable) (“Fermaca”), a 60% member interest held indirectly by Regency in Edwards Lime Gathering LLC, a Texas limited liability company (“Edwards Lime”), a 49.99% interest held indirectly by Regency in RIGS Haynesville Partnership Co., a Delaware partnership (“RIGS Haynesville”), a 49.99% member interest held indirectly by Regency in RIGS GP LLC, a Delaware limited liability company (“RIGS GP”), and a 49.99% partnership interest held indirectly by Regency in Regency Intrastate Gas LP, a Delaware limited partnership (“Regency Intrastate”); complete and correct copies of the formation and governing documents of each of the Energy Transfer Entities and all amendments thereto have been delivered to the Underwriters, and, no changes thereto will be made on or after the date hereof, through and including the Closing Date; and each of the Energy Transfer Entities is in compliance with the laws, orders, rules, regulations and directives issued or administered by such applicable jurisdictions, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect.
     (j) Agreement. This Agreement has been duly authorized, executed and validly delivered by the Partnership and conforms in all material respects to the information in the General Disclosure Package and the description of this Agreement in the Final Prospectus.
     (k) No Finder’s Fee. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no contracts, agreements or understandings between the Partnership and any person that would give rise to a valid claim against the Partnership or any Underwriter for a brokerage commission, finder’s fee or other like payment.

     (l) Indenture; Offered Securities. The Indenture has been duly authorized by the Partnership; the Offered Securities have been duly authorized by the Partnership; and when the Offered Securities are delivered and paid for pursuant to this Agreement on the Closing Date, the Indenture will have been duly executed and delivered and will conform in all material respects to both the information in the General Disclosure Package and the description of the Indenture in the Final Prospectus, the Offered Securities will have been duly executed, authenticated, issued and delivered, and will conform to both the information in the General Disclosure Package and the description of the Offered Securities contained in the Final Prospectus, and the Indenture and the Offered Securities will constitute valid and legally binding obligations of the Partnership, with the Offered Securities entitled to the benefits and security provided by the Indenture and both the Indenture and Offered Securities will be enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     (m) No Registration Rights. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no contracts, agreements or understandings between the Partnership Entities and any person granting such person the right to require the Partnership to file a registration statement under the Securities Act with respect to any securities of the Partnership or to require the Partnership to include such securities with the securities registered pursuant to any registration statement.
     (n) Absence of Existing Defaults and Conflicts. None of the Energy Transfer Entities is (i) in violation of its respective formation, governing or any other organizational documents (“Organizational Documents”), (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to it or any of its properties or assets, except such breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect or materially impair the ability of the applicable Energy Transfer Entities to perform their obligations under this Agreement, Indenture and the Offered Securities, or (iii) in breach of, default under or violation of (nor has any event occurred that with notice, lapse of time or both would result in any breach of, default under or violation of or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or any part of such indebtedness under) any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject (collectively, “Agreements and Instruments”), except such breaches, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.
     (o) Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of this Agreement, the Indenture and the Offered Securities by each of the applicable Energy Transfer Entities and the issuance and sale of the Offered Securities and compliance with the terms and provisions thereof does not and will not (i) violate the Organizational Documents of the applicable Energy Transfer Entities or (ii) result in a breach or violation of or constitute a default under, nor has any event occurred that with notice, lapse of time or both would result in any breach or violation of or constitute a default under, or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any Lien upon any property or assets of any of the Energy Transfer Entities pursuant to the Organizational Documents, any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the applicable Energy Transfer Entity or any of their properties, or any Agreements and Instruments, except for breaches, defaults or violations that would not, individually or in the aggregate, result in a Material Adverse Effect. A “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the applicable Energy Transfer Entity or any of its subsidiaries.
     (p) Absence of Further Requirements. No consent, approval, authorization, qualification, or order of, or filing or registration with, any person (including any governmental or regulatory authority, agency or other body or any court with jurisdiction over any of the Energy Transfer Entities or any of the assets or property of any of the Energy Transfer Entities, as well as the security holders of the Partnership Entities) is required for the execution, delivery and performance of this Agreement, the Indenture and the Offered Securities by the Partnership, or for the consummation of the transactions contemplated by this Agreement, the Indenture and the Offered Securities in connection with the offering, issuance and sale of the Offered Securities by the Partnership in the manner contemplated herein and in the General Disclosure Package, except for (i) such consent, approval, authorization, qualification, order, filing or registration as may be required under any applicable state securities or “Blue Sky” laws in connection with the purchase and distribution of the Offered Securities by the Underwriters, (ii) such consent, approval, authorization, qualification, order, filing or registration that have been, or prior to the Closing Date will be, obtained, and (iii) such consent, approval, authorization, qualification, order, filing or registration, which if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect.
     (q) Title to Property. Each of the Energy Transfer Entities has good and marketable title to all real property and good title to all personal property described in the General Disclosure Package and the Final Prospectus as being owned or to be owned by it, free and clear of any perfected security interest or any other liens, encumbrances, security interests, equities, charges or claims (collectively, “Encumbrances”) except (i) as disclosed in the General Disclosure Package and the Final Prospectus, (ii) as provided in the Security Agreement dated June 28, 1996, among Heritage Holdings, Inc., Heritage Operating, L.P., a Delaware limited partnership (“HOLP”), and Wilmington Trust Company (the “Security Agreement”), (iii) as provided in the Fourth Amended and Restated Credit Agreement of HOLP, dated August 31, 2006, as amended, and (iv) as do not materially interfere with the use of such properties, taken as a whole, as described in the General Disclosure Package and the Final Prospectus, including Encumbrances pursuant to mortgage and/or security agreements given as security for certain non-compete agreements with the prior owners of certain businesses previously acquired by the Energy Transfer Entities.
     (r) Rights-of-Way. Each of the Energy Transfer Entities has such consents, easements, rights-of-way or licenses from any person (“rights-of-way”) as are necessary to enable it to use its pipelines as they have been used in the past and as they are expected to be used in the future as described in the General Disclosure Package and the Final Prospectus, subject to such qualifications as may be set forth in the General Disclosure Package and the Final Prospectus, and except for such rights-of-way the lack of which would not have, individually or in the aggregate, a Material Adverse Effect; and, except as described in the General Disclosure Package and the Final Prospectus, or as would not interfere with the operations of the Energy Transfer Entities as conducted on the date hereof to such a material extent that Credit Suisse could reasonably conclude that proceeding with the issuance and sale of the Offered Securities would be inadvisable, none of such rights-of-way contains any restriction that is materially burdensome to the Energy Transfer Entities, taken as a whole.
     (s) Possession of Intellectual Property. Each of the Energy Transfer Entities owns, possesses, licenses or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and has not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to any of the Energy Transfer Entities would, individually or in the aggregate, have a Material Adverse Effect.

     (t) Possession of Licenses and Permits. Each of the Energy Transfer Entities has all necessary licenses, authorizations, consents and approvals (each, a “Permit”) and has made all necessary filings required under any applicable law, regulation or rule, and has obtained all necessary Permits from other persons, in order to conduct its business, except for such permits that, if not obtained, would not have a Material Adverse Effect; none of the Energy Transfer Entities is in violation of, or in default under, or has received notice of any proceedings relating to revocation or modification of, any such Permit or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to any of the Energy Transfer Entities, except where such violation, default, revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.
     (u) Absence of Labor Dispute. No labor disputes, strikes or work stoppages with or by the employees that are engaged in the businesses of the Energy Transfer Entities exist or, to the knowledge of the Partnership, is imminent or threatened that would, individually or in the aggregate, have a Material Adverse Effect. To the Partnership’s knowledge after due inquiry, there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees or any applicable wage or hour laws.
     (v) Environmental Laws. Except as described in the General Disclosure Package and the Final Prospectus, each of the Energy Transfer Entities and their subsidiaries (i) are in compliance with any and all applicable laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“environmental laws”), (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable environmental laws to conduct their respective businesses as they are currently being conducted, (iii) have not received written notice of any, and to the knowledge of the Partnership after due inquiry, there are no, pending events or circumstances that could reasonably be expected to form the basis for any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, and (iv) are not subject to any pending or, to the knowledge of the Partnership after due inquiry, threatened actions, suits, demands, orders or proceedings relating to any environmental laws against the Energy Transfer Entities (collectively, “Proceedings”), except where such non-compliance with environmental laws, failure to receive required permits, licenses or other approvals, actual or potential liability or Proceedings could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Except as set forth in the General Disclosure Package and the Final Prospectus, and except for the Newmark Groundwater Contamination Superfund site (as to which an affiliate of the Partnership received a request for information under Section 104(2) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”) in May 2001), none of the Energy Transfer Entities nor any of their subsidiaries is currently named as a “potentially responsible party” under CERCLA.
     (w) Accurate Disclosure. There is no agreement, contract or other document of a character required to be described in the General Disclosure Package and the Final Prospectus, or to be filed as an exhibit to any documents incorporated therein by reference, which is not described or filed as required; and the statements in (i) the General Disclosure Package and the Final Prospectus under the headings “Description of Debt Securities,” “Description of Other Indebtedness,” “Description of Notes,” “Risk Factors — Risks Related to the Business of ETP and Regency — ETP is exposed to claims by third parties related to the claims that were previously brought against ETP by the Federal Energy Regulatory Commission, or FERC,” and “Certain United States Federal Income Tax Considerations,” and (ii) the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 under the captions “Business — Natural Gas Operations Segments — Regulation,” “Business — Environmental Matters,” “Risk Factors — Risks Related to Energy Transfer Partners’ Business — ETP is exposed to claims by third parties related to the claims that were previously brought against us and ETP by the FERC” and “Legal Proceedings,” in each case, insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings as of the date of each such document.
     (x) Absence of Manipulation. None of the Partnership Entities nor any of their affiliates has, either alone or with one or more other persons, taken, directly or indirectly, any action designed to cause or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, the stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Offered Securities.
     (y) Statistical and Market-Related Data. All statistical or market-related data included or incorporated by reference in the General Disclosure Package and the Final Prospectus are based on or derived from sources that the Partnership believes to be reliable and accurate in all material respects, and the Partnership has obtained the written consent to the use of such data from such sources to the extent required pursuant to the rules and regulations of the Commission.
     (z) Internal Controls. Each of the Partnership Entities maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     (aa) Disclosure Controls and Procedures and Compliance with the Sarbanes-Oxley. Each of the Partnership Entities has established and maintains and evaluates “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in Rule 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information required to be disclosed by the Partnership Entities in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the President and Chief Financial Officer, in the case of the Partnership, the Chief Executive Officer and the Chief Financial Officer, in the case of ETP, and the Chief Executive Officer and Chief Financial Officer, in the case of Regency, and such disclosure controls and procedures are effective to perform the functions for which they were established; the Partnership’s, ETP’s and Regency’s auditors and the Audit Committees of the Board of Directors of the General Partner, the Board of Directors of ETP GP LLC and the Board of Directors of Regency GP LLC have not been advised of: (A) any significant deficiencies in the design or operation of internal controls that could adversely affect the Partnership’s, ETP’s or Regency’s ability to record, process, summarize and report financial data; (B) any fraud, whether or not material, that involves management or other employees who have a role in the Partnership’s, ETP’s or Regency’s internal controls; and (C) any material weaknesses in internal controls that have been identified for the Partnership’s, ETP’s or Regency’s auditors; since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses; the principal executive officers (or their equivalents) and principal financial officers (or their equivalents) of the Partnership, ETP and Regency have made all certifications required by Sarbanes-Oxley and any related rules and regulations promulgated by the Commission, and the statements contained in any such certification are complete and correct; and each of the Partnership Entities and the directors and officers of each of the General Partner, ETP GP LLC and Regency GP LLC are in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the rules and regulations of the Commission and the NYSE, in the case of each of the General Partner and ETP GP LLC, and The Nasdaq Global Select Market, in the case of Regency, promulgated thereunder.

     (bb) Litigation. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of the Partnership after due inquiry, threatened or contemplated to which any of the Energy Transfer Entities or any of their respective directors or officers is or would be a party or of which any of their respective properties is or would be subject at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency, or before or by any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the rules and regulations of the NYSE), except any such action, suit, claim, investigation or proceeding which, if determined adversely to any of the Energy Transfer Entities, would not, individually or in the aggregate, have a Material Adverse Effect.
     (cc) Financial Statements. The public accountants whose reports are included in the General Disclosure Package and the Final Prospectus are independent within the meaning of the Securities Act and by the rules of the Public Company Accounting Oversight Board (United States). The historical financial statements included in the General Disclosure Package and the Final Prospectus, together with the related notes and schedules, present fairly in all material respects the financial position, results of operations and cash flows of the entities purported to be shown thereby on the basis stated therein as of the respective dates or for the respective periods indicated and have been prepared in compliance with the requirements of the Securities Act, Exchange Act and the Rules and Regulations thereunder and have been prepared in conformity with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved, except to the extent expressly disclosed therein; and the other financial and statistical data set forth in the General Disclosure Package and the Final Prospectus are accurately and fairly presented and prepared on a basis consistent with the financial statements and books and records of the Energy Transfer Entities. No other financial statements are required to be included in the Registration Statement and the General Disclosure Package pursuant to the applicable accounting requirements of the Securities Act, the Exchange Act and the Rules and Regulations thereunder.
     (dd) No Material Adverse Change in Business. Subsequent to the respective dates as of which information is given in the General Disclosure Package, there has not been (i) any material adverse change, or any development involving, singly or in the aggregate, a prospective material adverse change, in the business, properties, management, financial condition, prospects, net worth or results of operations of the Partnership Entities (individually or in the aggregate), on the one hand, and/or the Energy Transfer Entities (taken as a whole), on the other hand, (ii) any transaction that is material to the Partnership Entities (individually or in the aggregate), on the one hand, and/or the Energy Transfer Entities (taken as a whole), on the other hand, (iii) any obligation or liability, direct or contingent (including any off-balance sheet obligations), incurred by any of the Energy Transfer Entities that is material to the Partnership Entities (individually or in the aggregate), on the one hand, and/or the Energy Transfer Entities (taken as a whole), on the other hand, (iv) any material change in the capitalization, ownership or outstanding indebtedness of any of the Energy Transfer Entities or (v) any dividend or distribution of any kind declared, paid or made on the security interests of any of the Energy Transfer Entities, in each case whether or not arising from transactions in the ordinary course of business.
     (ee) Investment Company Act. None of the Energy Transfer Entities is now, an “investment company” that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940, as amended (the “Investment Company Act”); and none of the Energy Transfer Entities, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package and the Final Prospectus, will be an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act.
     (ff) Regulation X. None of the Energy Transfer Entities nor any agent thereof acting on their behalf has taken, and none of them will take, any action that might cause this Agreement, the issuance, sale or delivery of the Offered Securities or the application of the proceeds thereof by the Partnership as described in each of the General Disclosure Package and the Final Prospectus to

violate Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.
     (gg) Ratings. No “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g) as in effect July 20, 2010, has imposed (or has informed the Partnership Entities that it is considering imposing) any condition (financial or otherwise) on the Partnership’s retaining any rating assigned to the Partnership or any securities of the Partnership or (ii) has indicated to the Partnership Entities that it is considering any of the actions described in Section 7(c)(ii) hereof.
     (hh) Reporting Status. The Partnership, ETP and Regency are each subject to Section 13 or 15(d) of the Exchange Act.
     (ii) No Prohibition of Dividends or Distributions. No Energy Transfer Entity is currently prohibited, directly or indirectly, from making distributions in respect of its equity securities or from repaying loans or advances to the Partnership, ETP or Regency, as applicable, except in each case as described in (i) the General Disclosure Package and the Final Prospectus, (ii) the Organizational Documents or (iii) the periodic and current reports filed by ETP or Regency with the Commission pursuant to the Exchange Act.
     (jj) Taxes. All tax returns required to be filed by the Energy Transfer Entities through the date hereof by the Energy Transfer Entities have been timely filed (or extensions have been timely obtained with respect to such tax returns), and all taxes and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties applicable thereto, due or claimed to be due from such entities have been timely paid, other than those being contested in good faith and for which adequate reserves have been provided.
     (kk) ERISA. No Energy Transfer Entity has any liability for any prohibited transaction or accumulated funding deficiency (within the meaning of Section 412 of the Internal Revenue Code of 1986, as amended) or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to which such Energy Transfer Entity makes or ever has made a contribution and in which any employee of such Energy Transfer Entity is or has ever been a participant. With respect to such plans, the Energy Transfer Entities are in compliance in all material respects with all applicable provisions of ERISA.
     (ll) Insurance. The Energy Transfer Entities maintain insurance covering their properties, operations, personnel and businesses as the Partnership or relevant Energy Transfer Entity reasonably deems adequate; such insurance insures against such losses and risks to an extent that is adequate in accordance with customary industry practice to protect the Energy Transfer Entities and their businesses; all such insurance is fully in force on the date hereof and will be fully in force at the Closing Date; none of the Energy Transfer Entities has reason to believe that it will not be able to renew any such insurance as and when such insurance expires.
     (mm) Ownership of the General Partner. (i) Ray C. Davis owns 18.8% of the issued and outstanding membership interests in the General Partner; (ii) Kelcy L. Warren owns 40.6% of the issued and outstanding membership interests in the General Partner; and (iii) Enterprise GP Holdings L.P., a Delaware limited partnership (“EPE”), owns 40.6% of the issued and outstanding membership interests in the General Partner; such membership interests have been duly authorized and validly issued in accordance with the limited liability company agreement of the General Partner, as in effect at the Closing Date.
     (nn) Ownership of the General Partner Interest in the Partnership. The General Partner is the sole general partner of the Partnership with a 0.3% general partner interest in the Partnership (the “GP Interest”); the GP Interest has been duly authorized and validly issued in accordance with the partnership agreement of the Partnership, as in effect at the Closing Date, and the General Partner owns such general partner interest free and clear of all Encumbrances.
     (oo) Ownership of Certain Partnership Interests in the Partnership. The limited partners of the Partnership own 222,941,172 common units of the Partnership, representing an approximate 99.7% limited partner interest in the Partnership.
     (pp) Ownership of ETP GP LLC. The Partnership owns 100% of the issued and outstanding membership interests in ETP GP LLC; such membership interests have been duly authorized and validly issued in accordance with the limited liability company agreement of ETP GP and are fully paid (to the extent required under the limited liability company agreement of ETP GP) and non-assessable (except as such non-assessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware LLC Act); and the Partnership owns such membership interests free and clear of all Encumbrances other than Encumbrances arising under the Partnership Credit Agreements (as defined below).
     (qq) Ownership of ETP GP LP. (i) ETP GP LLC is the sole general partner of ETP GP LP, with a 0.01% general partner interest in ETP GP LP; (ii) such general partner interest has been duly authorized and validly issued in accordance with the partnership agreement of ETP GP LP; (iii) ETP GP LLC owns such general partner interest free and clear of all Encumbrances, other than Encumbrances arising under the Partnership Credit Agreements (as defined below); (iv) the Partnership owns 100% of the Class A limited partner interests of ETP GP LP and 100% of the Class B limited partner interests of ETP GP LP; (v) such limited partner interests have been duly authorized and validly issued in accordance with the partnership agreement of ETP GP LP and are fully paid (to the extent required under the partnership agreement of ETP GP LP) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act and as otherwise described in the General Disclosure Package); and (vi) the Partnership owns its limited partner interests free and clear of all Encumbrances other than Encumbrances arising under the Partnership Credit Agreements (as defined below).
     (rr) Ownership of the General Partner Interest in ETP. ETP GP LP is the sole general partner of ETP with an approximate 1.8% general partner interest in ETP (the “ETP GP Interest”); ETP GP LP owns 100% of the incentive distribution rights in ETP; the ETP GP Interest and the incentive distribution rights in ETP (collectively, the “ETP GP LP Interests”) have been duly authorized and validly issued in accordance with the partnership agreement of ETP; and ETP GP LP owns the ETP GP LP Interests free and clear of all Encumbrances, other than Encumbrances arising under the Partnership Credit Agreements (as defined below).
     (ss) Ownership of the Limited Partner Interests in ETP. On the date hereof and on the Closing Date, the issued and outstanding limited partner interests of ETP consist of 191,563,718 common units (the “ETP Common Units”), representing limited partner interests in ETP; on the date hereof and on the Closing Date, the Partnership owns and will own 50,226,967 ETP Common Units, representing approximately a 26.2% limited partner interest (collectively, the “Owned Units”), in each case free and clear of all Encumbrances, other than Encumbrances arising under (i) the $1.95 billion credit agreement by and among the Partnership, Wachovia Bank, National Association, as administrative agent and the other lenders party thereto (the “Partnership Term Loan and Revolving Credit Agreement”) and (ii) the $200 million credit agreement to be entered into by and among the Partnership, Credit Suisse, Credit Suisse AG, Cayman Islands Branch, as administrative agent, and the other lenders party thereto as of the Closing Date (the “Partnership Revolving Credit Agreement” and together with the Partnership Term Loan and Revolving Credit Agreement, the “Partnership Credit Agreements”); all of the Owned Units and the limited partner interests represented by the ETP Common Units, included therein have been duly authorized and validly issued in accordance with the Amended and Restated Agreement of Limited Partnership of ETP, as amended (the “ETP Partnership Agreement”), and are fully paid (to the extent required under the ETP Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act and as otherwise disclosed in the General Disclosure Package).
     (tt) Ownership of ETE Services. The Partnership owns 100% of the issued and outstanding membership interests in ETE Services; such membership interests have been duly authorized and validly issued in accordance with the ETE Services LLC Agreement and are fully paid (to the extent required under the ETE Services LLC Agreement) and non-assessable (except as such non-assessability may be affected by matters described in Section 18-607 and 18-804 of the Delaware LLC Act); and the Partnership owns such membership interests free and clear of all Encumbrances other than Encumbrances arising under the Partnership Credit Agreements.
     (uu) Ownership of ETE GP Acquirer. The Partnership owns 100% of the issued and outstanding membership interests in ETE GP Acquirer; such membership interests have been duly authorized and validly issued in accordance with the ETE GP Acquirer LLC Agreement and are fully paid (to the extent required under the ETE GP Acquirer LLC Agreement) and non-assessable (except as such non-assessability may be affected by matters described in Section 18-607 and 18-804 of the Delaware LLC Act); and the Partnership owns such membership interests free and clear of all Encumbrances other than Encumbrances arising under the Partnership Credit Agreements.
     (vv) Ownership of Regency GP LLC. ETE GP Acquirer owns 100% of the issued and outstanding membership interests in Regency GP LLC; such membership interests have been duly authorized and validly issued in accordance with the limited liability company agreement of Regency GP LLC and are fully paid (to the extent required under the limited liability company agreement of Regency GP LLC) and non-assessable (except as such non-assessability may be affected by matters described in Section 18-607 and 18-804 of the Delaware LLC Act); and ETE GP Acquirer owns such membership interests free and clear of all Encumbrances other than Encumbrances arising under the Partnership Credit Agreements.
     (ww) Ownership of the Limited Partner Interests in Regency GP LP. ETE GP Acquirer owns a 99.999% limited partner interest in Regency GP LP (the “Regency GP LP Interest”); the Regency GP LP Interest has been duly and validly authorized in accordance with the partnership agreement of Regency GP LP; and ETE GP Acquirer owns the Regency GP LP Interest free and clear of all Encumbrances, other than those Encumbrances arising under the Partnership Credit Agreements.
     (xx) Ownership of the General Partner Interest in Regency GP LP. Regency GP LLC is the sole general partner of Regency GP LP with an approximate 0.001% general partner interest in Regency GP LP (the “Regency General Partner Interest”); the Regency General Partner Interest has been duly authorized and validly issued in accordance with the partnership agreement of Regency GP LP; and Regency GP LLC owns the Regency General Partner Interest free and clear of all Encumbrances, other than those Encumbrances arising under the Partnership Credit Agreements.
     (yy) Ownership of the Limited Partner Interests in Regency. On the date hereof and on the Closing Date, the issued and outstanding limited partner interests of Regency consist of 137,156,204 common units (the “Regency Common Units”), representing limited partner interests in Regency; on the date hereof and on the Closing Date, the Partnership owns and will own 26,266,791 Regency Common Units, representing approximately a 19.2% limited partner interest (collectively, the “Regency Owned Units”), in each case free and clear of all Encumbrances, other than Encumbrances arising under the partnership agreement of Regency, as amended (the “Regency Partnership Agreement”) and the Partnership Credit Agreement; all of the Regency Owned Units and the limited partner interests represented by the Regency Common Units included therein have been duly authorized and validly issued in accordance with the Regency Partnership Agreement and are fully paid (to the extent required under the Regency Partnership Agreement) and non-assessable (except as such non-assessability may be affected by

Sections 17-303, 17-607 and 17-804 of the Delaware LP Act and as otherwise disclosed in the filings by Regency with the Commission).
     (zz) Ownership of the General Partner Interest in Regency. Regency GP LP is the sole general partner of Regency with an approximate 2.0% general partner interest in Regency (the “Regency GP Interest”); Regency GP LP owns 100% of the incentive distribution rights in Regency; the Regency GP Interest and the incentive distribution rights in Regency (collectively, the “Regency GP LP Interests”) have been duly authorized and validly issued in accordance with the Regency Partnership Agreement; and Regency GP LP owns the Regency GP LP Interests free and clear of all Encumbrances, other than Encumbrances arising under Section 4.8 of the Partnership Agreement.
     (aaa) Ownership of Subsidiaries. All the outstanding shares of capital stock, limited liability company interests and partner interests of each of the subsidiaries of the Partnership, ETP and Regency direct and indirect, have been duly authorized and validly issued and are fully paid (to the extent required under their respective partnership agreement, limited liability company agreement or other organizational documents) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act, Sections 17-303, 17-607 and 17-804 of the Delaware LP Act), or Section 101.206, 153.102 and 153.210 of the Texas Business Organizations Code; and, except (i) as provided in the Security Agreement, (ii) for MEP (in which ETP indirectly owns a .1% membership interest and Regency indirectly owns a 49.9% membership interest), (iii) for FEP (in which ETP indirectly owns a 50% membership interest), (iv) Water Solutions (in which ETP indirectly owns a 50% interest), (v) Fermaca (in which ETP indirectly owns a 50% membership interest), (vi) for Edwards Lime (in which Regency indirectly owns a 60% membership interest), (vii) for RIGS Haynesville (in which Regency indirectly owns a 49.99% interest), (viii) for RIGS GP (in which Regency indirectly owns a 49.99% membership interest), (ix) for Regency Intrastate (in which Regency indirectly owns a 49.99% limited partnership interest), and (x) as provided in the Fourth Amended and Restated Credit Agreement of HOLP dated as of August 31, 2006, as amended, the Partnership, ETP and Regency, respectively, own all of such shares and interests, directly or indirectly, free and clear of any perfected security interest or any other Encumbrances. ETP and Regency, through their respective 100%-owned subsidiaries, Energy Transfer Interstate Holdings LLC and Regency Midcontinent Express Pipeline I LLC, own a .1% and 49.9% membership interest, respectively, in MEP; such limited liability company interest has been duly authorized and validly issued and is fully paid (to the extent required under the limited liability company agreement of MEP) and nonassessable (except as such nonassessability may be affected by Section 18-607 of the Delaware LLC Act); and Energy Transfer Interstate Holdings LLC owns such limited liability company interest free and clear of any perfected security interest or any other Encumbrances. ETP, through its 100%-owned subsidiary ETC Fayetteville Express Pipeline, LLC, owns a 50% limited liability company interest in FEP; such limited liability company interest has been duly authorized and validly issued and is fully paid (to the extent required under the limited liability company agreement of FEP) and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and ETC Fayetteville Express Pipeline, LLC owns such limited liability company interest free and clear of any perfected security interest or any other Encumbrances.
     (bbb) No Business Interruptions. None of the Energy Transfer Entities has sustained since the date of the last audited financial statements included in the General Disclosure Package and the Final Prospectus any material loss or interference with its respective business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree.
     (ccc) Non-Renewal of Agreements; No Third-Party Defaults. Except as described in the General Disclosure Package and the Final Prospectus, none of the Energy Transfer Entities has sent or received any communication regarding termination of, or intent not to renew, any of the contracts or agreements included as an exhibit to the General Disclosure Package and the Final

Prospectus, and no such termination or non-renewal has been threatened by any of the Energy Transfer Entities. To the knowledge of the Partnership, no third party to any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which any of the Energy Transfer Entities or any of their subsidiaries is a party or bound or to which their respective properties are subject, is in breach, default or violation under any agreement (and no event has occurred that, with notice or lapse of time or both would constitute such an event, which breach, default or violation would have a Material Adverse Effect.
     (ddd) Solvency of the Partnership. As of the date hereof and as of the Closing Date, immediately prior to and immediately following the consummation of the offering of the Offered Securities, the Partnership is and will be Solvent. As used herein, “Solvent” shall mean, for the Partnership on a particular date, that on such date (i) the fair value of the property of the Partnership is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Partnership, (ii) the present fair salable value of the assets of the Partnership is not less than the amount that will be required to pay the probable liability of the Partnership on its debts as they become absolute and matured, (iii) the Partnership does not intend to, and does not believe that it will, incur debts and liabilities beyond the Partnership’s ability to pay as such debts and liabilities mature, (iv) the Partnership is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the Partnership’s property would constitute an unreasonably small capital and (v) the Partnership is able to pay its debts as they become due and payable.
     Each certificate signed by any officer of a Partnership Entity and delivered to the Underwriters or counsel for the Underwriters pursuant to, or in connection with, this Agreement shall be deemed to be a representation and warranty by such Partnership Entity to the Underwriters as to matters covered by such certificate.
     3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Partnership agrees to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Partnership, the respective principal amounts of the Offered Securities set forth opposite the names of the several Underwriters in Schedule A hereto at a purchase price of 98.4896% of the principal amount of the 2020 Notes, plus accrued interest from the Closing Date (as defined herein).
     The Partnership will deliver the Offered Securities to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price by the Underwriters in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives at the office of Andrews Kurth LLP, at 9:00 a.m., Houston time, on September 20, 2010 or at such other time not later than seven full business days thereafter as the Representatives and the Partnership determine, such time being herein referred to as the “Closing Date”. The Offered Securities so to be delivered or evidence of their issuance will be made available for checking at the above office of Andrews Kurth LLP at least 24 hours prior to the Closing Date.
     4. Offering by the Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the General Disclosure Package and the Final Prospectus.
     5. Certain Agreements of the Partnership. The Partnership agrees with the several Underwriters that:
     (a) Filing of Prospectuses. The Partnership has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and consented to by the Representatives, subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Partnership has complied and will comply with Rule 433.

     (b) Filing of Amendments; Response to Commission Requests. Until the completion of the public offer and sale of the Offered Securities contemplated hereby, the Partnership will promptly advise the Representatives of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time and will offer the Representatives a reasonable opportunity to comment on any such amendment or supplement. The Partnership will also advise the Representatives promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose and (iv) the receipt by the Partnership of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Partnership will use its best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.
     (c) Continued Compliance with the Securities Laws. If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Securities Act by any Underwriter or dealer, there occurs an event or development as a result of which the Final Prospectus as then amended or supplemented included or would include an untrue statement of a material fact or omitted or would omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Securities Act, the Partnership promptly will notify the Representatives of such event and promptly will prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and to any other dealers at the request of the Representatives, an amendment or supplement that will correct such statement or omission. Neither the Representatives’ consent to, nor the Underwriters’ delivery to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.
     (d) Furnishing of Prospectuses. The Partnership will furnish to the Underwriters, without charge, copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus, each other document comprising a part of the General Disclosure Package, and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Underwriters reasonably request. The Partnership will pay the expenses of printing and distributing to the Underwriters all such documents.
     (e) Rule 158. As soon as practicable, but not later than 16 months, after the date of this Agreement, the Partnership will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Securities Act and Rule 158.
     (f) Blue Sky Qualifications. The Partnership will arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions in the United States and Canada as the Representatives designate and will continue such qualifications in effect so long as required for the distribution, provided that the Partnership will not be required to qualify as a foreign corporation in any jurisdiction in which it is not so qualified, to register or qualify as a dealer in securities or to file a general consent to service of process in any such jurisdiction or subject itself to taxation in excess of a nominal dollar amount in any such jurisdiction where it is not then so subject.
     (g) Reporting Requirements. For so long as the Offered Securities remain outstanding, the Partnership will furnish to the Representatives and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to holders of its limited partnership units for such year; and the Partnership will furnish to the

Representatives and, upon request, to each of the other Underwriters (i) as soon as available, a copy of each report and any definitive proxy statement of the Partnership filed with the Commission under the Exchange Act or mailed to holders of the Partnership’s limited partnership units, (ii) copies of all reports and other communications (financial or otherwise) furnished by the Partnership to the Trustee or to the holders of the Offered Securities, and (iii) from time to time, such other information concerning the Partnership as the Representatives may reasonably request. However, so long as the Partnership is subject to the reporting requirements of either Section 13 or 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Underwriters.
     (h) DTC-Eligibility. The Partnership will use its best efforts to permit the Offered Securities to be eligible for clearance and settlement through The Depository Trust Company (“DTC”).
     (i) Payment of Expenses. Whether or not the transactions contemplated by this Agreement are consummated, the Partnership will pay all costs, expenses, fees and disbursements incidental to the performance of its obligations under this Agreement and the Indenture, including but not limited to: (i) the fees and expenses of the Trustee and its professional advisers; (ii) all expenses in connection with the execution, issue, authentication, packaging and initial delivery of the Offered Securities, the preparation and printing of this Agreement, the Offered Securities, the Indenture, the preliminary prospectus supplement, any other documents comprising any part of the General Disclosure Package, the Final Prospectus, all amendments and supplements thereto, and any other document relating to the issuance, offer, sale and delivery of the Offered Securities; (iii) the cost of any advertising approved by the Partnership in connection with the issue of the Offered Securities; (iv) any expenses (including fees and disbursements of counsel to the Underwriters) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions in the United States and Canada as the Representatives designate and the preparation and printing of memoranda relating thereto; (v) any fees charged by investment rating agencies for the rating of the Offered Securities; and (vi) expenses incurred in distributing the preliminary prospectus supplement, any other documents comprising any part of the General Disclosure Package, the Final Prospectus (including any amendments and supplements thereto) and any other document relating to the issuance, offer, sale and delivery of the Offered Securities. The Partnership will also pay or reimburse the Underwriters (to the extent incurred by them) for costs and expenses of the Underwriters and the Partnership’s officers and employees and any other expenses of the Underwriters and the Partnership relating to investor presentations on any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Partnership’s officers and employees and any other expenses of the Partnership, including the chartering of airplanes.
     (j) Use of Proceeds. The Partnership will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and the Final Prospectus and, except as disclosed in the General Disclosure Package and the Final Prospectus, the Partnership does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.
     (k) Absence of Manipulation. Neither the Partnership nor any of its affiliates will take, either alone or with one or more other persons, any action that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Partnership to facilitate the sale or resale of the Offered Securities.
     (l) Conditions Under this Agreement. The Partnership will do and perform all things required to be done and performed under this Agreement by it and satisfy all conditions precedent on its part to the delivery of the Offered Securities.

     (m) Restriction on Sale of Securities. For a period beginning on the date hereof and ending 30 days after the Closing Date, the Partnership will not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of, or file with the Commission a registration statement under the Securities Act relating to, any United States dollar-denominated debt securities issued or guaranteed by the Partnership and having a maturity of more than one year from the date of issue or any securities convertible into or exchangeable or exercisable for any of its securities, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing without the prior written consent of the Representatives.
     (n) Filing Fees. The Partnership will pay the applicable Commission filing fees relating to the Offered Securities within the time required by Rule 456(b)(1) of the Rules and Regulations without regard to the proviso therein.
     6. Free Writing Prospectuses.
     (a) Issuer Free Writing Prospectus. The Partnership represents and agrees that, unless it obtains the prior consent of Credit Suisse, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Partnership and Credit Suisse, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Partnership and Credit Suisse is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Partnership represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.
     (b) Term Sheets. The Partnership will prepare a final term sheet substantially in the form of Exhibit B-1 to Schedule B hereto relating to the Offered Securities containing only information that describes the final terms of the Offered Securities or their offering and otherwise in a form consented to by Credit Suisse, and will file such final term sheet with the Commission within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for the Offered Securities. Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement. The Partnership also consents to the use by any Underwriters of a free writing prospectus that contains only (i)(A) information describing the preliminary terms of the Offered Securities or their offering, (B) information permitted by Rule 134, or (C) information that describes the final terms of the Offered Securities or their offering and that is included in the final term sheet of the Partnership contemplated in the first sentence of this subsection or (ii) other information that is not “issuer information,” as defined in Rule 433, it being understood that any such free writing prospectus referred to in clause (i) or (ii) above shall not be an Issuer Free Writing Prospectus for purposes of this Agreement.
     7. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Offered Securities on the Closing Date will be subject to the accuracy of the representations and warranties of the Partnership herein (as though made on the Closing Date), to the accuracy of the statements of officers of the Partnership Entities made pursuant to the provisions hereof, to the performance by the Partnership of its obligations hereunder and to the following additional conditions precedent:
     (a) Accountants’ Comfort Letter. At the time of execution of this Agreement, the Underwriters shall have received from each of Grant Thornton LLP and KPMG LLP a letter, in form and substance satisfactory to the Representatives, addressed to the Underwriters and dated the date hereof (i) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, and (ii)

stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the General Disclosure Package and the Final Prospectus, as of a date not more than five days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with public offerings of securities.
With respect to the letters of Grant Thornton LLP and KPMG LLP referred to in the preceding paragraph and delivered to the Underwriters concurrently with the execution of this Agreement (the “initial letter”), the Partnership shall have furnished to the Underwriters a letter (the “bring-down letter”) of each of Grant Thornton LLP and KPMG LLP, addressed to the Underwriters and dated the Closing Date (i) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of the date of the bring-down letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the General Disclosure Package and the Final Prospectus, as of a date not more than five days prior to the date of the bring-down letter), the conclusions and findings of such firm with respect to the financial information and other matters covered by the initial letter and (iii) confirming in all material respects the conclusions and findings set forth in the initial letter.
     (b) Filing of Prospectus. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Partnership or any Underwriter, shall be contemplated by the Commission.
     (c) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred: (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of any of the Partnership and its subsidiaries taken as a whole which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Partnership by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) as in effect on July 20, 2010), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Partnership (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Partnership has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum or maximum prices for trading on such exchange; (v) any suspension of trading of any securities of the Partnership on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States; or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it in the judgment of the Representatives impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.

     (d) Opinion of Counsel for the Partnership. The Underwriters shall have received an opinion, dated as of the Closing Date, of Latham & Watkins LLP, counsel for the Partnership, that is substantially to the effect set forth in Schedule E hereto.
     (e) Opinion of Counsel for the Underwriters. The Underwriters shall have received from Andrews Kurth LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date, with respect to such matters as the Representatives may require, and the Partnership shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.
     (f) Officers’ Certificate. The Underwriters shall have received a certificate, dated as of the Closing Date, of a principal executive officer and a principal financial or accounting officer of the General Partner in which such officers shall state that: (i) the representations and warranties of the Partnership in this Agreement are true and correct; (ii) the Partnership has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; (iii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; and (iv) subsequent to the date of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of each of the Partnership Entities and its respective subsidiaries taken as a whole except as set forth in the General Disclosure Package and the Final Prospectus.
     (g) Indenture. The Partnership and the Trustee shall have executed the Indenture and the Underwriters shall have received copies thereof.
     (h) Compliance with DTC Blanket Representation Letter. All agreements set forth in the blanket letter of representations of the Partnership to DTC relating to the approval of the Offered Securities by DTC for “book entry” transfer shall have been complied with.
     Each of the Partnership Entities, as applicable, will furnish the Underwriters with such conformed copies of such opinions, certificates, letters and documents as the Underwriters reasonably request. Credit Suisse may in its sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder.
     8. Indemnification and Contribution. (a) Indemnification of Underwriters. The Partnership shall indemnify and hold harmless each Underwriter, its officers, employees, agents, partners, members, directors and affiliates of any Underwriter who have, or who are alleged to have, participated in the distribution of the Offered Securities as underwriters, and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus (which term includes any base prospectus and any preliminary prospectus supplement) as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary in order to make the statements therein, in the case of any Statutory Prospectus or the Final Prospectus, in the light of the circumstances under which they were made, not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating, preparing or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Partnership shall be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Partnership by any Underwriter through Credit Suisse specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below.
          (b) Indemnification of Partnership. Each Underwriter shall severally and not jointly indemnify and hold harmless the Partnership, its directors and officers and each person, if any, who controls the Partnership within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”), against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus (which term includes any base prospectus and any preliminary prospectus supplement) as of any time, the Final Prospectus, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary in order to make the statements therein, in the case of any Statutory Prospectus or the Final Prospectus, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Partnership by any Underwriter through Credit Suisse specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating, preparing or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: (i) the statements regarding the concession and reallowance figures appearing in the third paragraph under the caption “Underwriting” and (ii) the information relating to stabilization appearing in the sixth paragraph under the caption “Underwriting;” provided, however, that the Underwriters shall not be liable for any losses, claims, damages or liabilities arising out of or based upon the Partnership’s failure to perform its obligations under Sections 5(a), (b) or (c) of this Agreement.
          (c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes (i) an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.
          (d) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Partnership on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Partnership on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Partnership on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Partnership bear to the total discounts and commissions received by the Underwriters from the Partnership under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Partnership or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities purchased by it were resold exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint. The Partnership and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).
     9. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder and the aggregate principal amount of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities, Credit Suisse may make arrangements satisfactory to the Partnership for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by the Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase. If any Underwriter or Underwriters so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities and arrangements satisfactory to Credit Suisse and the Partnership for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Partnership, except as provided in Section 10. As used in this Agreement, the term “Underwriter” includes any person substituted for a Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.
     10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Partnership or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Partnership or any of its representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If this Agreement is terminated pursuant to Section 9 or if for any reason the purchase of the Offered Securities by the Underwriters is not consummated, the Partnership shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5 and the respective obligations of the Partnership and the Underwriters pursuant to Section 8 shall remain in effect. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 or the occurrence of any event specified in clause (iii), (iv), (vi), (vii) or (viii) of Section 7(c), the Partnership will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities.
     11. Notices. All communications hereunder will be in writing and, if sent to the Underwriters will be mailed, delivered or telegraphed and confirmed to the Underwriters, c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention: LCD-IBD, or, if sent to the Partnership will be mailed, delivered or telegraphed and confirmed to it at 3738 Oak Lawn Avenue, Dallas, Texas 75219, Attention: John W. McReynolds, President and Chief Financial Officer; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.
     12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the other persons referred to in Section 8, and no other person will have any right or obligation hereunder.
     13. Representation of Underwriters. The Representatives will act for the several Underwriters in connection with this purchase, and any action under this Agreement taken by you jointly will be binding upon all the Underwriters.
     14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.
     15. Absence of Fiduciary Relationship. The Partnership acknowledges and agrees that:
     (a) No Other Relationship. The Underwriters have been retained solely to act as underwriters in connection with the sale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Partnership and the Underwriters has been created in respect of any of the transactions contemplated by this Agreement or the Preliminary or the Final Prospectus, irrespective of whether the Underwriters have advised or are advising the Partnership on other matters;
     (b) Arm’s-Length Negotiations. The price of the Offered Securities set forth in this Agreement was established by the Partnership following discussions and arms-length negotiations with the Representatives and of the Partnership is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;
     (c) Absence of Obligation to Disclose. The Partnership has been advised that the Underwriters and their affiliates are engaged in a broad range of transactions that may involve interests that differ from those of the Partnership and that the Underwriters have no obligation to disclose such interests and transactions to the Partnership by virtue of any fiduciary, advisory or agency relationship; and
     (d) Waiver. The Partnership waives, to the fullest extent permitted by law, any claims it may have against the Underwriters for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Underwriters shall have no liability (whether direct or indirect) to the Partnership in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Partnership, including equityholders, employees or creditors of the Partnership.

     16. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
     The Partnership hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Partnership irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.
(Remainder of Page Intentionally Left Blank)

     If the foregoing is in accordance with the your understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement between the Partnership and the several Underwriters in accordance with its terms.

Very truly yours, ENERGY TRANSFER EQUITY, L.P. By: LE GP, LLC, its general partner
By:	/s/ John W. McReynolds
	Name:	John W. McReynolds
	Title:	President and Chief Financial Officer

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. Incorporated
Wells Fargo Securities, LLC
Banc of America Securities LLC
Citigroup Global Markets Inc.
UBS Securities LLC
     Acting on behalf of themselves and as the Representatives of the several Underwriters

Credit Suisse Securities (USA) LLC
By:	/s/ Jamie Welch
	Name:	Jamie Welch
	Title:	Head of Global Energy

Morgan Stanley & Co. Incorporated
By:	/s/ William Graham
	Name:	William Graham
	Title:	Authorized Signatory

Wells Fargo Securities, LLC
By:	/s/ Todd B. Schanzlin
	Name:	Todd B. Schanzlin
	Title:	Managing Director

Banc of America Securities LLC
By:	/s/ Paul A. Davis
	Name:	Paul A. Davis
	Title:	Managing Director

Citigroup Global Markets Inc.
By:	/s/ Timothy P. Dilworth
	Name:	Timothy P. Dilworth
	Title:	Managing Director

UBS Securities LLC
By:	/s/ Suzanne M. Rode
	Name:	Suzanne M. Rode
	Title:	Leveraged Capital Markets Director

By:	/s/ Kevin T. Pluff
	Name:	Kevin T. Pluff
	Title:	Director

SCHEDULE A

Principal Amount of
Underwriters	2020 Notes

Credit Suisse Securities (USA) LLC	$432,000,000
Morgan Stanley & Co. Incorporated	$265,500,000
Wells Fargo Securities, LLC	$265,500,000
Banc of America Securities LLC	$184,500,000
Citigroup Global Markets Inc.	$184,500,000
UBS Securities LLC	$184,500,000
BNP Paribas Securities Corp.	$94,500,000
Deutsche Bank Securities Inc.	$94,500,000
SunTrust Robinson Humphrey, Inc.	$94,500,000

Total	$1,800,000,000

Schedule A-1

SCHEDULE B
Issuer Free Writing Communications (included in the General Disclosure Package)
1. Final term sheet, dated September 15, 2010, a copy of which is attached hereto as Exhibit B-1.

Schedule B-1

Exhibit B-1 to Schedule B
ENERGY TRANSFER EQUITY, L.P.
7.500% Senior Notes due 2020
Pricing Term Sheet

Issuer:	Energy Transfer Equity, L.P.

Security Type:	Senior Unsecured Notes

Issue Ratings (Moody’s / S&P / Fitch):	*

Minimum Denomination:	$2,000

Pricing Date:	September 15, 2010

Settlement Date:	September 20, 2010

Maturity Date:	October 15, 2020

Principal Amount:	$1,800,000,000

Benchmark:	2.625% due August 15, 2020

Spread to Benchmark:	+ 488 bps

Yield to Maturity:	7.500%

Coupon:	7.500%

Public Offering Price:	100.000%

Gross Spread:	1.5104%

Net Proceeds to Issuer (before expenses):	$1,772,812,500

Optional Redemption:	Make whole call: T + 50 bps

Interest Payment Dates:	April 15 and October 15, beginning April 15, 2011

Interest Record Dates:	April 1 and October 1

CUSIP / ISIN:	29273V AC4 / US29273VAC46

Joint Bookrunning Managers:	Credit Suisse Securities (USA) LLC Morgan Stanley & Co. Incorporated Wells Fargo Securities, LLC Banc of America Securities LLC Citigroup Global Markets Inc. UBS Securities LLC

Co-Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. SunTrust Robinson Humphrey, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold a security and may be subject to revision or withdrawal at any time.
Use of Proceeds
We anticipate using the net proceeds from this offering of approximately $1.77 billion to repay all of the $142.1 million of indebtedness outstanding under our existing revolving credit facility and to repay in full all of the $1.45 billion of indebtedness outstanding under our term loan facility. In addition, we anticipate using approximately $168.6 million of the net proceeds of this offering to fund the estimated cost to terminate interest rate swap agreements relating to these outstanding borrowings and the remaining amount of the net proceeds of this offering for general partnership purposes.

Exhibit B-1 to Schedule B-1

The issuer has filed a registration statement (including a base prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Credit Suisse Securities (USA) LLC at (800) 221-1037, Morgan Stanley & Co. Incorporated at (866) 718-1649 or prospectus@morganstanley.com, Wells Fargo Securities, LLC at (704) 715-7035, Banc of America Securities LLC at (800) 294-1322 or dg.prospectus_requests@baml.com, Citigroup Global Markets Inc. at (800) 831-9146 or batprospectusdept@citi.com and UBS Securities LLC at (888) 827-7275.

Exhibit B-1 to Schedule B-1

Schedule C

Entity	Jurisdiction in which registered
LE GP, LLC	Delaware

Energy Transfer Equity, L.P.	Delaware

Energy Transfer Partners, L.L.C.	Delaware

Energy Transfer Partners GP, L.P.	Delaware

Energy Transfer Partners, L.P.	Delaware

ETE GP Acquirer LLC	Delaware

ETE Services Company, LLC	Delaware

Regency GP LLC	Delaware

Regency GP LP	Delaware

Regency Energy Partners LP	Delaware

Schedule C-1

Schedule D
•	CDM Resource Management LLC, a Delaware limited liability company

•	Chalkley Transmission Company, LLC, a Texas limited liability company

•	Energy Transfer del Peru S.R.L., a Peruvian limited liability company

•	Energy Transfer Fuel GP, LLC, a Delaware limited liability company

•	Energy Transfer Fuel, LP, a Delaware limited partnership

•	Energy Transfer Group, L.L.C., a Texas limited liability company

•	Energy Transfer International Holdings LLC, a Delaware limited liability company

•	Energy Transfer Interstate Holdings, LLC, a Delaware limited liability company

•	Energy Transfer Mexicana, LLC, a Delaware limited liability company

•	Energy Transfer Partners GP, L.P., a Delaware limited partnership

•	Energy Transfer Partners, L.L.C., a Delaware limited liability company

•	Energy Transfer Peru LLC, a Delaware limited liability company

•	Energy Transfer Retail Power, LLC, a Delaware limited liability company

•	Energy Transfer Technologies, Ltd., a Texas limited partnership

•	ET Company I, Ltd., a Texas limited partnership

•	ET Fuel Pipeline, L.P., a Delaware limited partnership

•	ETC Canyon Pipeline, LLC, a Delaware limited liability company

•	ETC Compression, LLC, a Delaware limited liability company

•	ETC Crude Gathering, LLC, a Delaware limited liability company

•	ETC Energy Transfer, LLC, a Delaware limited liability company

•	ETC Fayetteville Express Pipeline, LLC, a Delaware limited liability company

•	ETC Fayetteville Operating Company, LLC, a Delaware limited liability company

•	ETC Gas Company Ltd., a Texas limited partnership

•	ETC Interstate Procurement Company, LLC, a Delaware limited liability company

•	ETC Intrastate Procurement Company, LLC, a Delaware limited liability company

•	ETC Katy Pipeline, Ltd., a Texas limited partnership

•	ETC Lion Pipeline, LLC, a Delaware limited liability company

•	ETC Marketing, Ltd., a Texas limited partnership

•	ETC Midcontinent Express Pipeline, L.L.C., a Delaware limited liability company

•	ETC Midcontinent Express Pipeline II, L.L.C., a Delaware limited liability company

•	ETC New Mexico Pipeline, L.P., a New Mexico limited partnership

•	ETC Northeast Pipeline, LLC, a Delaware limited liability company

•	ETC Oasis GP, LLC a Texas limited liability company

•	ETC Oasis, L.P., a Delaware limited partnership

•	ETC Texas Pipeline, Ltd., a Texas limited partnership

•	ETC Tiger Pipeline, LLC, a Delaware limited liability company

•	ETC Water Solutions, LLC, a Delaware limited liability company

•	ETE GP Acquirer LLC, a Delaware limited liability company

•	ETE Services Company, LLC, a Delaware limited liability company

•	FEP Arkansas Pipeline, LLC, an Arkansas limited liability company

•	Five Dawaco, LLC, a Texas limited liability company

•	FrontStreet Hugoton LLC, a Delaware limited liability company

•	Gulf States Transmission Corporation, a Louisiana corporation

•	Heritage Energy Resources, L.L.C., an Oklahoma limited liability company

•	Heritage Energy Transfer Systems, L.L.C., a Delaware limited liability company

•	Heritage ETC GP, L.L.C., a Delaware limited liability company

•	Heritage ETC, L.P., a Delaware limited partnership

•	Heritage Holdings, Inc., a Delaware corporation

•	Heritage LP, Inc., a Delaware corporation

•	Heritage Operating L.P., a Delaware limited partnership

•	Heritage Service Corp., a Delaware corporation

•	Houston Pipe Line Company LP, a Delaware limited partnership

Schedule D-1

•	HP Houston Holdings, L.P., a Delaware limited partnership

•	HPL Asset Holdings LP, a Delaware limited partnership

•	HPL Consolidation LP, a Delaware limited partnership

•	HPL GP, LLC, a Delaware limited liability company

•	HPL Holdings GP, L.L.C., a Delaware limited liability company

•	HPL Houston Pipe Line Company, LLC, a Delaware limited liability company

•	HPL Leaseco LP, a Delaware limited partnership

•	HPL Resources Company LP, a Delaware limited partnership

•	HPL Storage GP LLC, a Delaware limited liability company

•	LA GP, LLC, a Texas limited liability company

•	La Grange Acquisition, L.P., a Texas limited partnership

•	LG PL, LLC, a Texas limited liability company

•	LGM, LLC, a Texas limited liability company

•	M-P Oils Ltd., an Alberta, Canada corporation

•	Oasis Partner Company, a Delaware corporation

•	Oasis Pipe Line Company Texas L.P., a Texas limited partnership

•	Oasis Pipe Line Company, a Delaware corporation

•	Oasis Pipe Line Finance Company, a Delaware corporation

•	Oasis Pipe Line Management Company, a Delaware corporation

•	Oasis Pipeline, L.P., a Texas limited partnership

•	Pueblo Holdings Inc., a Delaware corporation

•	Pueblo Midstream Gas Corporation, a Texas corporation

•	Regency Employees Management Holdings LLC, a Delaware limited liability company

•	Regency Employees Management LLC, a Delaware limited liability company

•	Regency Energy Finance Corporation, a Delaware corporation

•	Regency Field Services LLC, a Delaware limited liability company

•	Regency Gas Marketing LLC, a Delaware limited liability company

•	Regency Gas Services LP, a Delaware limited partnership

•	Regency Gas Utility LLC, a Delaware limited liability company

•	Regency GP LLC, a Delaware limited liability company

•	Regency GP LP, a Delaware limited partnership

•	Regency Haynesville Intrastate Gas LLC, a Delaware limited liability company

•	Regency Liquids Pipeline LLC, a Delaware limited liability company

•	Regency Midcontinent Express LLC, a Delaware limited liability company

•	Regency Midcontinent Express Pipeline I LLC, a Delaware limited liability company

•	Regency OLP GP LLC, a Delaware limited liability company

•	Regency Zephyr LLC, a Delaware limited liability company

•	SEC Energy Products & Services, L.P., a Texas limited partnership

•	SEC Energy Realty GP, LLC, a Texas limited liability company

•	SEC-EP Realty Ltd., a Texas limited partnership

•	SEC General Holdings, LLC, a Texas limited liability company

•	TETC, LLC, a Texas limited liability company

•	Texas Energy Transfer Company, Ltd., a Texas limited partnership

•	Texas Energy Transfer Power, LLC, a Texas limited liability company

•	Thunder River Venture III, LLC, a Colorado limited liability company

•	Titan Energy GP, L.L.C., a Delaware limited liability company

•	Titan Energy Partners, L.P., a Delaware limited partnership

•	Titan Propane LLC, a Delaware limited partnership

•	Titan Propane Services, Inc., a Delaware corporation

•	Transwestern Pipeline Company, LLC, a Delaware limited liability company

•	WGP-KHC LLC, a Delaware limited liability company

•	Whiskey Bay Gathering Company, LLC, a Delaware limited liability company

•	Whiskey Bay Gas Company Ltd., a Texas limited partnership

•	902 Gilbert Street, LLC, a North Carolina limited liability company

Schedule D-2

Schedule E
FORM OF OPINION OF COUNSEL TO THE PARTNERSHIP
1.	Each of the Partnership, ETP GP and Regency GP is a limited partnership under the laws of the State of Delaware with partnership power and authority to (A) own its properties and to conduct its business as described in the Registration Statement, the Preliminary Prospectus and the Prospectus and (B) with respect to the Partnership, execute, deliver, incur and perform its obligations under the Transaction Documents. With your consent, based solely on certificates from public officials, we confirm that each of the Partnership, ETP GP and Regency GP is validly existing and in good standing under the laws of the State of Delaware.
2.	Each of ETP LLC, Regency LLC and ETE Acquirer is a limited liability company under the laws of the State of Delaware with limited liability company power and authority to own its properties and to conduct its business as described in the Registration Statement, the Preliminary Prospectus and the Prospectus. With your consent, based solely on certificates from public officials, we confirm that each of ETP LLC, Regency LLC and ETE Acquirer is validly existing and in good standing under the laws of the State of Delaware.
3.	The execution, delivery and performance of the Underwriting Agreement have been duly authorized by all necessary partnership action of the Partnership and limited liability company action of the General Partner, and the Underwriting Agreement has been duly executed and delivered by the Partnership and the General Partner.
4.	The Indenture (a) has been qualified under the Trust Indenture Act of 1939, as amended, (b) has been duly authorized by all necessary partnership action of the Partnership and limited liability company action of the General Partner and duly executed and delivered by the Partnership and (c) is the legally valid and binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms.
5.	The Notes have been duly authorized by all necessary partnership action of the Partnership and limited liability company action of the General Partner and have been duly executed and delivered by the Partnership, and when authenticated by the Trustee in accordance with the terms of the Indenture and paid for in accordance with the terms of the Underwriting Agreement, will be legally valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms.
6.	The execution and delivery of the Underwriting Agreement and the Transaction Documents by the Partnership and the issuance and sale of the Notes by the Partnership to you and the other Underwriters pursuant to the Underwriting Agreement, do not on the date hereof: (i) violate the Governing Documents; (ii) result in the breach of or a default under any of the Specified Agreements; (iii) violate any federal statute, rule or regulation, the laws of the State of New York or the State of Texas, the Delaware LP Act or the DLLCA applicable to the ETE Parties; or (iv) result in the creation of any security interest in, or lien upon, any property or assets of the Partnership or any of its subsidiaries under any Specified Agreement.
7.	The execution and delivery of the Transaction Documents by the Partnership and the issuance and sale of the Notes by the Partnership to you and the other Underwriters pursuant to the Underwriting Agreement do not on the date hereof require any consents, approvals, or authorizations to be obtained by the ETE Parties from, or any registrations, declarations or filings to be made by the ETE Parties with, any governmental authority under any federal statute, law or regulation, the laws of the

Schedule E-1

State of New York, the State of Texas, the Delaware LP Act or the DLLCA applicable to any ETE Party that have not been obtained or made.
8.	The Registration Statement has become effective under the Act. With your consent, based solely on a telephonic confirmation by a member of the Staff of the Commission on September 20, 2010, we confirm that no stop order suspending the effectiveness of the Registration Statement has been issued under the Act and no proceedings therefor have been initiated by the Commission. The Preliminary Prospectus has been filed in accordance with Rule 424(b) under the Act, the Prospectus has been filed in accordance with Rule 424(b) and 430B under the Act and each Specified IFWP has been filed in accordance with Rule 433(d) under the Act.
9.	The Registration Statement at September 15, 2010, including the information deemed to be a part thereof pursuant to Rule 430B under the Act, the Time of Sale Prospectus as of its date, and the Prospectus, as of its date, each appeared on their face to be appropriately responsive in all material respects to the applicable form requirements for registration statements on Form S-3 under the Act and the rules and regulations of the Commission thereunder; it being understood, however, that we express no view with respect to the Trustee’s Form T-1 under the Trust Indenture Act, Regulation S-T or the financial statements, schedules, or other financial data, included in, incorporated by reference in, or omitted from, the Registration Statement, the Time of Sale Prospectus or the Prospectus.
10.	The statements in the Time of Sale Prospectus and the Prospectus under the caption “Description of Notes” and “Description of Debt Securities” insofar as they purport to describe or summarize certain provisions of the Notes or the Indenture, are accurate summaries or descriptions in all material respects.
11.	The Partnership is not, and immediately after giving effect to the sale of the Notes in accordance with the Underwriting Agreement and the application of the proceeds as described in the General Disclosure Package and the Prospectus under the caption “Use of Proceeds,” will not be required to be, registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
12.	The issue and sale of the Notes by the Partnership, and the application of the proceeds thereof by the Partnership as described in the Prospectus, do not violate Regulation X of the Board of Governors of the Federal Reserve System.